Exhibit 99.2
CR-09-30
THE GEO GROUP ANNOUNCES EARLY RESULTS IN CONNECTION
WITH THE TENDER OFFER FOR ITS 8.25% SENIOR NOTES DUE 2013
Boca Raton, Fla. — October 20, 2009 — The GEO Group (NYSE: GEO) (“GEO”) announced the results to date of the cash tender offer for any and all of its $150,000,000 aggregate principal amount of its 8.25% Senior Notes due 2013, CUSIP No. 36159RAA1 (the “Notes”).
As of 5:00 p.m., New York City time, on October 19, 2009, which was the “Early Tender Date” for the tender offer, the company received valid tenders from holders of $130,150,000 in aggregate principal amount of the Notes. This represents 86.8% of the outstanding principal amount of the Notes.
Holders of Notes who tendered their Notes prior to the Early Tender Date, and whose Notes are accepted for purchase, will receive the Total Consideration of $1,030 per $1,000 principal amount of Notes which includes the Early Tender Payment of $30.00 per $1,000 principal amount of Notes validly tendered. GEO expects to settle all Notes tendered by the Early Tender Date on October 20, 2009.
The tender offer remains open and will expire at 11:59 p.m., New York City time, on November 2, 2009 (the “Expiration Date”). Holders of Notes who tender after the Early Tender Date but prior to the Expiration Date will receive the Tender Offer Consideration of $1,000 per $1,000 principal amount of Notes payable on the final payment date of November 3, 2009. All holders will receive accrued interest up to but not including the applicable payment date. GEO plans to call for redemption all Notes not tendered by the Early Tender Date.
The terms and conditions of the tender offer are set forth in the Offer to Purchase dated October 5, 2009 (the “Offer to Purchase”). GEO may amend, extend or, subject to certain conditions, terminate the tender offer.
GEO has retained BofA Merrill Lynch, SunTrust Robinson Humphrey, Wells Fargo Securities, BNP Paribas and Barclays Capital as dealer managers in connection with the tender offer. Questions regarding the tender offer and requests for documents may be directed to BofA Merrill Lynch, Global Debt Advisory Services, at (888) 292-0070 (U.S. toll-free) and (980) 388-9217 (collect). Copies of the Offer to Purchase can also be obtained from the information agent, Global Bondholder Services Corporation at (866) 795-2200 (U.S. toll-free) and (212) 430-3774 (collect).
This news release shall not constitute an offer to purchase or a solicitation of an offer to purchase with respect to any securities. Any such offer or solicitation will be made only by means of the Offer to Purchase.
-More-

The GEO Group, Inc. (“GEO”) is a world leader in the delivery of correctional, detention, and residential treatment services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, and the United Kingdom. GEO’s worldwide operations include the management and/or ownership of 62 correctional and residential treatment facilities with a total design capacity of approximately 60,000 beds, including projects under development.
This news release contains forward-looking statements regarding future events and future performance of GEO that involve risks and uncertainties that could materially affect actual results, including statements regarding estimated earnings, revenues and costs and its ability to maintain growth and strengthen contract relationships. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this news release include, but are not limited to: (1) GEO’s ability to successfully pursue further growth and continue to enhance shareholder value; (2) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; (3) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (4) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (5) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (6) GEO’s ability to obtain future financing on acceptable terms; (7) GEO’s ability to sustain company-wide occupancy rates at its facilities; and (8) other factors contained in GEO’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.
-End-